Exhibit 99.1

NEWS RELEASE

For Release:               Immediately

Contact:                     James Brunk, Chief Financial Officer (706) 624-2239

MOHAWK INDUSTRIES REPORTS Q4 RESULTS

Calhoun, Georgia, February 10, 2022 - Mohawk Industries, Inc. (NYSE: MHK) today announced a 2021 fourth quarter net earnings of $189 million and diluted earnings per share (EPS) of $2.80. Adjusted net earnings were $199 million, and EPS was $2.95, excluding restructuring, acquisition, and other charges. Net sales for the fourth quarter of 2021 were $2.8 billion, an increase of 4.5% as reported and 11.8% on a constant currency and days basis. For the fourth quarter of 2020, net sales were $2.6 billion, net earnings were $248 million and EPS was $3.49. Adjusted net earnings were $252 million, and EPS was $3.54, excluding restructuring, acquisition, and other charges.
For the twelve months ending December 31, 2021, net earnings and EPS were $1,033 million and $14.94, respectively. Net earnings excluding restructuring, acquisition and other charges were $1,027 million and EPS was $14.86. For the 2021 twelve-month period, net sales were $11.2 billion, an increase of 17.3% versus prior year as reported or 16% on a constant currency and days basis. For the twelve-month period ending December 31, 2020, net sales were approximately $9.6 billion, net earnings were $516 million and EPS was $7.22; excluding restructuring, acquisition, and other charges, net earnings and EPS were $631 million and $8.83, respectively.

Commenting on Mohawk Industries’ fourth quarter and full year performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “For the full year, Mohawk’s business improved significantly. Our operating margins for the year rose dramatically to approximately 12%. Our 2021 adjusted operating income approached $1.4 billion with adjusted EBITDA exceeding $1.9 billion. In addition, we achieved 12% organic sales growth and improved our adjusted margins by 270 basis points versus our 2019 pre-pandemic results. We ended the year with a historically strong balance sheet, and during the fourth quarter we purchased approximately 2.4 million additional shares of our stock, for a total of approximately 4.9 million shares purchased during the full year. In February, the board of directors approved an additional authorization for share repurchases of $500 million reiterating our confidence in the company’s strength and to enhance shareholder return.
“Our fourth quarter sales remained strong, driven by a robust residential new construction and remodeling environment. Commercial sales improved as well, though they still lagged pre-pandemic levels. Earnings in the quarter benefited from improved price, mix and productivity, offset by increased inflation and lower volume from fewer days in the quarter compared to the prior year, which included abnormal seasonal demand.

“For the quarter, our Flooring Rest of World Segment net sales increased 5% as reported or approximately 14% on a constant days and currency basis. The Segment’s operating margin was 14.4% as reported and 14.8% on an adjusted basis, impacted by inflation, fewer shipping days and supply chain constraints, partially offset by pricing and mix gains during the quarter. Beginning in the third quarter, the segment’s material costs began escalating at an unpredictable pace due to the impact of electricity, gas and material shortages. Despite multiple pricing actions to recover, we are still lagging inflation and have announced further price increases to offset these extraordinary circumstances. We will continue to monitor and take further actions as required. To maximize our growing premium laminate sales, we expanded our press capacity last year, and we are investing in a new line that will support $150 million of additional sales when operational towards the end of 2023. We are continuing to enhance our LVT processes, even as we experience shortages that limited our production and sales. Throughout this year, we will optimize our bolt-on acquisitions of a French MDF facility, and an Irish insulation manufacturer by integrating them with our existing operations and upgrading their assets and processes.

“In the fourth quarter, our Global Ceramic segment sales increased 3% as reported and 10% on a constant days and currency basis. The Segment’s operating margin was 6.3%, as a result of productivity, pricing and mix improvements offset by the European gas crisis, inflation and more normal seasonality. Mexico, Brazil and Russia outperformed in the quarter, even though sales in those regions were constrained by capacity limitations. We grew sales and improved mix with our innovative floor, wall and mosaic offerings, quartz and porcelain slabs, as well as expanding our position in exterior products. Inflation in material, labor and energy continue to impact our ceramic markets, and we are taking additional pricing actions to recover. In Europe, natural gas prices are presently more than five times higher than last year and we anticipate our pricing aligning with our costs in the second half of this year. Future European energy prices will depend on stability in the region and whether Russia increases supply. As the world’s largest producer of ceramic tile, Mohawk has many opportunities to leverage our position and grow long-term sales and profits. In Brazil we are constructing a new porcelain tile facility that should be starting up the second half of next year. In Mexico, we are expanding our production of mosaics and specialty products. In Russia, we are increasing our porcelain tile capacity with a new production line this year and another line in 2023. In Europe, we are adding capacity to expand our porcelain slab, outdoor and specialty tile businesses and in the U.S., we are increasing our quartz countertop production. Collectively, these expansions will support additional sales of approximately $300 million when all the lines are fully operational.

“In the quarter, our Flooring North America segment sales increased 5% as reported or 12% on a constant basis, and operating margin was 9% as a result of productivity, pricing and mix improvements partially offset by inflation and a return to more normal seasonality. The success of our differentiated products benefited our mix, though some consumers did trade down to offset inflation. In the quarter, we increased prices again due to higher energy and material inflation. Mohawk is the leader in the U.S. laminate market, and we have reinvigorated the product category in all channels with improved visuals and waterproof performance. We are increasing our laminate capacity to support $300 million of additional sales, and the first expansion phase is starting up this quarter with the second phase following in 2023. LVT remains the fastest growing flooring product in the market, and our LVT business delivered strong growth in the fourth quarter, as we continued to improve production at our existing facility. We are starting up a new LVT operation to support sales of over $160 million. The first equipment in the plant is being installed now, and the project will be completed in phases through the second half of 2023. In addition to these capacity increases, we also have many cost-saving investments, including fiber manufacturing and transportation projects, that will improve productivity and profitability within the segment over the next two to three years.

“After our record-setting 2021, we are enthusiastic about Mohawk’s future growth and profitability. This year, GDP is expected to grow 3 to 5% in most of our markets, with residential sales remaining strong and commercial improving. Interest rates will likely rise but should remain historically favorable and support continued home sales and remodeling. During the year we anticipate inflation moderating, and constraints in labor, material and energy declining. We are selling all of our capacity in many product categories and are optimizing our mix and margins this year. We have initiated multiple expansion projects to increase our sales in these growing areas this year and beyond. Significant short-term material, energy and transportation inflation is affecting all our businesses, and we are reengineering formulations, reducing spending and improving efficiencies to offset. We are presently implementing price increases and have announced additional ones across our products and geographies. We will continue to adjust our pricing as necessary and will recover our margins over time. In Europe, energy costs have dramatically accelerated and have also affected the cost of our materials. Our European ceramic business has been the most impacted, which we anticipate will create a $40-$45 million headwind, net of price increases, in the first quarter. Given these factors, we anticipate our first quarter adjusted EPS to be $2.90 to $3.00, excluding any restructuring charges. In the second half, we expect our margins to improve as capacity expands, inflation moderates and pricing aligns.

“Based on the strength of our company, our product and geographic diversity, investments in growing categories and potential acquisitions, our long-range outlook is for higher sales growth and margin expansion. Flooring is an essential part of new construction and remodeling, and, as the world’s largest flooring manufacturer, Mohawk has built leading positions in the major flooring categories and key markets around the globe. Given this, we expect our business to benefit from strong demand through this economic cycle. With today’s low inventory of existing homes, new residential construction and remodeling should remain high for many years. In time, we expect the commercial sector to return to its historical growth with pent-up demand representing a significant opportunity. Mohawk’s sustainable products enhance both our distribution and bottom line by appealing to today’s environmentally conscious end users. During the fourth quarter, we released our annual environmental, sustainability and governance report, which details Mohawk’s commitment to product circularity and decarbonization; it is available on our investor website. In addition to expanding capacity, we continue to invest in our organization’s talent and state-of-the-art technology to deliver exceptional design, value and service to our customers. Over the next three years, we anticipate higher sales and margins as we implement our product, manufacturing and marketing initiatives. We will continue to leverage our strong balance sheet to pursue acquisitions that further our geographic reach and product offering while growing our sales and profitability.”

ABOUT MOHAWK INDUSTRIES

Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Eliane, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, Malaysia, Mexico, New Zealand, Russia and the United States.
Certain of the statements in the immediately preceding paragraphs, particularly those anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in freight, raw material prices and other input costs; inflation and deflation in consumer markets; currency fluctuations; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; the risks and uncertainty related to the COVID-19 pandemic; regulatory and political changes in the jurisdictions in which the Company does business and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Friday, February 11, 2022, at 11:00 AM Eastern Time

The telephone number is 1-800-603-9255 for U.S./Canada and 1-706-634-2294 for International/Local. Conference ID # 6194374. A replay will be available until March 11, 2022, by dialing 1-855-859-2056 for U.S./local calls and 1-404-537-3406 for International/Local calls and entering Conference ID # 6194374.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
(Unaudited)
Condensed Consolidated Statement of Operations Data	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net sales	$2,760,737	2,641,764	11,200,613	9,552,197
Cost of sales	2,023,294	1,903,680	7,931,879	7,121,507
Gross profit	737,443	738,084	3,268,734	2,430,690
Selling, general and administrative expenses	484,345	455,351	1,933,723	1,794,688
Operating income	253,098	282,733	1,335,011	636,002
Interest expense	12,169	15,897	57,252	52,379
Other (income) expense, net	1,140	(6,742)	(12,234)	(751)
Earnings before income taxes	239,789	273,578	1,289,993	584,374
Income tax expense	50,689	25,180	256,445	68,647
Net earnings including noncontrolling interests	189,100	248,398	1,033,548	515,727
Net earnings attributable to noncontrolling interests	11	176	389	132
Net earnings attributable to Mohawk Industries, Inc.	$189,089	248,222	1,033,159	515,595

Basic earnings per share attributable to Mohawk Industries, Inc.
Basic earnings per share attributable to Mohawk Industries, Inc.	$2.81	3.50	15.01	7.24
Weighted-average common shares outstanding - basic	67,209	70,951	68,852	71,214

Diluted earnings per share attributable to Mohawk Industries, Inc.
Diluted earnings per share attributable to Mohawk Industries, Inc.	$2.80	3.49	14.94	7.22
Weighted-average common shares outstanding - diluted	67,535	71,209	69,145	71,401

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$212,384	407,844	1,309,119	1,769,839
Less: Capital expenditures	300,941	160,142	676,120	425,557
Free cash flow	$(88,557)	247,702	632,999	1,344,282

Depreciation and amortization	$143,411	156,555	591,711	607,507

Condensed Consolidated Balance Sheet Data
(Amounts in thousands)
	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$268,895	768,625
Short-term investments	323,000	571,741
Receivables, net	1,839,985	1,709,493
Inventories	2,391,672	1,913,020
Prepaid expenses and other current assets	414,805	400,775
Total current assets	5,238,357	5,363,654
Property, plant and equipment, net	4,636,865	4,591,229
Right of use operating lease assets	389,967	323,138
Goodwill	2,607,909	2,650,831
Intangible assets, net	899,980	951,607
Deferred income taxes and other non-current assets	451,439	447,292
Total assets	$14,224,517	14,327,751
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$624,503	377,255
Accounts payable and accrued expenses	2,217,418	1,895,951
Current operating lease liabilities	104,434	98,042
Total current liabilities	2,946,355	2,371,248
Long-term debt, less current portion	1,700,282	2,356,887
Non-current operating lease liabilities	297,390	234,726
Deferred income taxes and other long-term liabilities	852,274	823,732
Total liabilities	5,796,301	5,786,593
Total stockholders' equity	8,428,216	8,541,158
Total liabilities and stockholders' equity	$14,224,517	14,327,751

Segment Information	Three Months Ended		As of or for the Twelve Months Ended
(Amounts in thousands)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net sales:
Global Ceramic	$949,501	919,668	3,917,319	3,432,756
Flooring NA	1,015,513	963,365	4,116,405	3,594,075
Flooring ROW	795,723	758,731	3,166,889	2,525,366
Consolidated net sales	$2,760,737	2,641,764	11,200,613	9,552,197

Operating income (loss):
Global Ceramic	$60,000	79,565	403,135	167,731
Flooring NA	91,711	82,407	407,577	147,442
Flooring ROW	114,339	132,505	571,126	366,934
Corporate and intersegment eliminations	(12,952)	(11,744)	(46,827)	(46,105)
Consolidated operating income	$253,098	282,733	1,335,011	636,002

Assets:
Global Ceramic			$5,160,776	5,250,069
Flooring NA			4,125,960	3,594,976
Flooring ROW			4,361,741	4,194,447
Corporate and intersegment eliminations			576,040	1,288,259
Consolidated assets			$14,224,517	14,327,751

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
(Amounts in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net earnings attributable to Mohawk Industries, Inc.	$189,089	248,222	1,033,159	515,595
Adjusting items:
Restructuring, acquisition and integration-related and other costs	4,558	22,382	23,118	166,817
Acquisitions purchase accounting, including inventory step-up	1,067	—	1,749	—
Resolution of foreign non-income tax contingencies	—	—	(6,211)	—
Income tax effect on resolution of foreign non-income tax contingencies	—	—	2,302	—
One-time tax planning election	4,568	—	(22,163)	—
Income taxes	(309)	(18,596)	(4,626)	(51,740)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$198,973	252,008	1,027,328	630,672

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$2.95	3.54	14.86	8.83
Weighted-average common shares outstanding - diluted	67,535	71,209	69,145	71,401

Reconciliation of Total Debt to Net Debt Less Short-Term Investments
(Amounts in thousands)
December 31, 2021
Short-term debt and current portion of long-term debt	$624,503
Long-term debt, less current portion	1,700,282
Total debt	2,324,785
Less: Cash and cash equivalents	268,895
Net Debt	2,055,890
Less: Short-term investments	323,000
Net debt less short-term investments	$1,732,890

Reconciliation of Operating Income to Adjusted EBITDA
(Amounts in thousands)					Trailing Twelve
	Three Months Ended				Months Ended
	April 3, 2021	July 3, 2021	October 2, 2021	December 31, 2021	December 31, 2021
Operating income	$317,515	404,424	359,974	253,098	1,335,011
Other income (expense)	2,227	11,168	(21)	(1,140)	12,234
Net income attributable to noncontrolling interests	(4)	(168)	(206)	(11)	(389)
Depreciation and amortization(1)	151,216	148,466	148,618	143,411	591,711
EBITDA	470,954	563,890	508,365	395,358	1,938,567
Restructuring, acquisition and integration-related and other costs	5,756	3,321	982	4,641	14,700
Acquisitions purchase accounting, including inventory step-up	303	153	226	1,067	1,749
Resolution of foreign non-income tax contingencies	—	(6,211)	—	—	(6,211)
Adjusted EBITDA	$477,013	561,153	509,573	401,066	1,948,805

Net Debt less short-term investments to adjusted EBITDA					0.9
(1) Includes $8,417 of accelerated depreciation in Q4 YTD 2021.

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net sales	$2,760,737	2,641,764	11,200,613	9,552,197
Adjustment to net sales on constant shipping days	173,206	—	41,841	—
Adjustment to net sales on a constant exchange rate	20,737	—	(160,015)	—
Net sales on a constant exchange rate and constant shipping days	$2,954,680	2,641,764	11,082,439	9,552,197

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Global Ceramic	December 31, 2021	December 31, 2020
Net sales	$949,501	919,668
Adjustment to segment net sales on constant shipping days	54,209	—
Adjustment to segment net sales on a constant exchange rate	5,951	—
Segment net sales on a constant exchange rate and constant shipping days	$1,009,661	919,668

Reconciliation of Segment Net Sales to Segment Net Sales on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Flooring NA	December 31, 2021	December 31, 2020
Net sales	$1,015,513	963,365
Adjustment to segment net sales on constant shipping days	65,517	—
Segment net sales on constant shipping days	$1,081,030	963,365

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Flooring ROW	December 31, 2021	December 31, 2020
Net sales	$795,723	758,731
Adjustment to segment net sales on constant shipping days	53,481	—
Adjustment to segment net sales on a constant exchange rate	14,786	—
Segment net sales on a constant exchange rate and constant shipping days	$863,990	758,731

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)
	Three Months Ended
	December 31, 2021	December 31, 2020
Gross Profit	$737,443	738,084
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	2,363	22,789
Acquisitions purchase accounting, including inventory step-up	1,067	—
Adjusted gross profit	$740,873	760,873

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Three Months Ended
	December 31, 2021	December 31, 2020
Selling, general and administrative expenses	$484,345	455,351
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(2,238)	394
Adjusted selling, general and administrative expenses	$482,107	455,745

Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Operating income	$253,098	282,733	1,335,011	636,002
Adjustments to operating income:
Restructuring, acquisition and integration-related and other costs	4,601	22,395	23,637	163,479
Acquisitions purchase accounting, including inventory step-up	1,067	—	1,749	—
Adjusted operating income	$258,766	305,128	1,360,397	799,481

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Global Ceramic	December 31, 2021	December 31, 2020
Operating income	$60,000	79,565
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	416	8,164
Adjusted segment operating income	$60,416	87,729

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring NA	December 31, 2021	December 31, 2020
Operating income	$91,711	82,407
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	1,146	8,651
Adjusted segment operating income	$92,857	91,058

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring ROW	December 31, 2021	December 31, 2020
Operating income	$114,339	132,505
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	2,022	5,496
Acquisitions purchase accounting, including inventory step-up	1,067	—
Adjusted segment operating income	$117,428	138,001

Reconciliation of Segment Operating (Loss) to Adjusted Segment Operating (Loss)
(Amounts in thousands)
	Three Months Ended
Corporate and intersegment eliminations	December 31, 2021	December 31, 2020
Operating (loss)	$(12,952)	(11,744)
Adjustments to segment operating (loss):
Restructuring, acquisition and integration-related and other costs	1,018	84
Adjusted segment operating (loss)	$(11,934)	(11,660)

Reconciliation of Earnings Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
(Amounts in thousands)
	Three Months Ended
	December 31, 2021	December 31, 2020
Earnings before income taxes	$239,789	273,578
Net earnings attributable to noncontrolling interests	(11)	(176)
Adjustments to earnings including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related and other costs	4,558	22,382
Acquisitions purchase accounting, including inventory step-up	1,067	—
Adjusted earnings including noncontrolling interests before income taxes	$245,403	295,784

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Three Months Ended
	December 31, 2021	December 31, 2020
Income tax expense	$50,689	25,180
One-time tax planning election	(4,568)	—
Income tax effect of adjusting items	309	18,596
Adjusted income tax expense	$46,430	43,776

Adjusted income tax rate	18.9%	14.8%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.
The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.